EXHIBIT 99.2

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, 1997



Report of Independent Auditors
Supplemental Consolidated Balance Sheets as of December 31, 1996 and
    December 31, 1997
Supplemental Consolidated Statements of Income for the years ended
    December 31, 1995, 1996 and 1997
Supplemental Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997

Supplemental Consolidated Statements of Cash Flows for the years ended
    December 31, 1995, 1996 and 1997
Notes to Supplemental Consolidated Financial Statements

                         Report of Independent Auditors



The Board of Directors and Stockholders
Sylvan Learning Systems, Inc.

We have audited the supplemental consolidated balance sheets of Sylvan Learning Systems, Inc. (formed as a result of the consolidation of Sylvan Learning Systems, Inc. and Aspect International Language Schools, B.V. and subsidiaries) as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Sylvan Learning Systems, Inc. and Aspect International Language Schools, B.V. and subsidiaries on May 6, 1998, which has been accounted for using the pooling-of-interests method as discussed in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Sylvan Learning Systems, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the 1996 and 1995 combined financial statements of I-R, Inc. and Independent Child Study Teams, Inc., or the financial statements of Aspect, Inc. and Anglo World Education Limited and subsidiaries, each wholly owned subsidiaries. These statements reflect total assets of $17,198,487 and $21,071,892 as of December 31, 1997 and 1996, respectively, and total revenues of $35,613,484, $48,152,198 and $41,808,740 for the years ended December 31,
1997, 1996, and 1995, respectively. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for these subsidiaries, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports on other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sylvan Learning Systems, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Aspect International Language Schools, B.V. and subsidiaries as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                        /s/ ERNST & YOUNG LLP

Baltimore, Maryland
July 28, 1998

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Balance Sheets


                                                             December 31,            December 31,
                                                                1996                     1997
                                                           ---------------          ---------------
                                                          (Restated-Note 1)        (Restated-Note 1)
Assets
Current assets:
  Cash and cash equivalents                                $  18,564,566            $  29,650,074
  Available-for-sale securities                               16,448,759               82,925,569

  Receivables:
    Accounts receivable                                       39,250,493               60,679,361
    Costs and estimated earnings in excess of billings
       on uncompleted contracts                                3,565,201                3,899,760
    Notes receivable                                           3,007,473                2,942,861
    Other receivables                                            621,127                8,751,599
                                                           -------------            -------------
                                                              46,444,294               76,273,581
    Allowance for doubtful accounts                           (1,442,951)              (2,508,116)
                                                           -------------            -------------
                                                              45,001,343               73,765,465

  Inventory                                                    4,591,893                4,999,384
  Deferred income taxes                                          619,553                3,737,831
  Prepaid expenses and other current assets                    4,707,597                6,550,577
                                                           -------------            -------------
Total current assets                                          89,933,711              201,628,900

Notes receivable, less current portion                           562,989                6,231,651
Costs and estimated earnings in excess of billings
   on uncompleted contracts, less current portion                549,448                  351,712

Property and equipment:
  Land and buildings                                           4,518,994                5,710,227
  Furniture and equipment                                     40,480,430               58,709,241
  Leasehold improvements                                       5,635,535                7,984,647
                                                           -------------            -------------
                                                              50,634,959               72,404,115
  Accumulated depreciation                                   (17,581,366)             (21,159,892)
                                                           -------------            -------------
                                                              33,053,593               51,244,223

 Intangible assets:
  Goodwill                                                   104,478,407              183,004,277
  Contract rights                                             13,881,337               13,972,800
  Other                                                        2,570,091                2,522,391
                                                           -------------            -------------
                                                             120,929,835              199,499,468
   Accumulated amortization                                  (10,786,422)             (16,714,130)
                                                           -------------            -------------
                                                             110,143,413              182,785,338

Deferred contract costs, net of accumulated amortization
  of $2,066,893 as of December 31, 1996 and $6,205,393
  as of December 31, 1997                                     13,230,340               10,323,898

Investments in and advances to affiliates                      5,895,602               12,463,729
Other investments                                             22,219,888               28,017,457
Other assets                                                   2,025,337                3,266,176
                                                           -------------            -------------
Total assets                                               $ 277,614,321            $ 496,313,084
                                                           =============            =============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Balance Sheets

                                                               December 31,          December 31,
                                                                  1996                  1997
                                                            ----------------      ---------------
                                                            (Restated-Note 1)    (Restated-Note 1)
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses                     $  30,882,871          $  40,706,949
  Income taxes payable                                            309,723              5,590,358
  Current portion of long-term debt                             3,331,057              1,212,860
  Current portion of due to shareholders of
    acquired companies                                          4,920,565             13,794,195
  Deferred revenue                                             19,360,961             26,288,930
  Other current liabilities                                     2,473,913              1,280,263
                                                            -------------          -------------
Total current liabilities                                      61,279,090             88,873,555

Long-term debt, less current portion                            4,261,754              2,303,164
Deferred income taxes                                           2,650,515              7,619,561
Due to shareholders of acquired companies,
   less current portion                                        26,525,855             56,365,578
Other long-term liabilities                                       373,037                903,446


Stockholders' equity:
 Preferred stock, par value $.01 per share--authorized
    10,000,000 shares, no shares issued and
    outstanding as of December 31, 1997 and 1996                       --                     --
 Common stock, par value $.01 per share--authorized
    90,000,000 shares, issued and outstanding shares of
    37,974,353 as of December 31, 1996 and 45,450,447
    as of December 31, 1997                                       379,744                454,504
  Additional paid-in capital                                  169,078,155            301,896,979
  Retained earnings                                            13,247,697             39,057,274
  Unrealized losses on available for sale securities              (11,043)                    --
  Foreign currency translation adjustments                       (170,483)            (1,160,977)
                                                            -------------          -------------
Total stockholders' equity                                    182,524,070            340,247,780
                                                            -------------          -------------

Total liabilities and stockholders' equity                  $ 277,614,321          $ 496,313,084
                                                            =============          =============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Statements of Income

                                                           Year Ended December 31,
                                           ------------------------------------------------------
                                                 1995               1996               1997
                                           ------------------------------------------------------
                                           (Restated-Note 1)  (Restated-Note 1)  (Restated-Note 1)

Revenues                                    $ 137,717,449      $ 217,874,341      $ 298,671,286

Cost and expenses:
Direct costs                                  122,806,049        185,355,774        259,082,849
General and administrative expense              6,205,480          8,755,406         22,075,863
Loss on impairment of assets                    3,315,541                 --          4,000,000
                                            -------------      -------------      -------------
Total expenses                                132,327,070        194,111,180        285,158,712
                                            -------------      -------------      -------------

Operating income                                5,390,379         23,763,161         13,512,574

Other income (expense):
Termination fee, net of direct costs                   --                 --         28,500,000
Investment and other income                     1,011,050          1,743,662          4,829,539
Interest expense                               (2,623,269)        (1,296,451)          (785,840)
Equity in net income (loss) of affiliates         390,514            361,305         (2,006,264)
                                            -------------      -------------      -------------
Income before income taxes                      4,168,674         24,571,677         44,050,009

Income taxes                                     (355,871)        (9,134,724)       (16,425,789)
                                            -------------      -------------      -------------
Net income                                      3,812,803         15,436,953         27,624,220
                                            -------------      -------------      -------------

Earnings per common share, basic            $        0.15      $        0.42      $        0.65
                                            =============      =============      =============

Earnings per common share, diluted          $        0.14      $        0.40      $        0.62
                                            =============      =============      =============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

                                                                                                        Retained
                                                                                     Additional         Earnings
                                                                        Common         Paid-In        (Accumulated
                                                                        Stock          Capital          Deficit)
                                                                     -----------    -------------    --------------
Balance at January 1, 1995, as restated                              $   238,610    $  39,429,754    $  (5,682,248)

Options and warrants exercised for purchase
     of 1,097,807 shares of common stock                                  10,978        4,207,278
Issuance of 393,669 shares of common stock in
     connection with the acquisition of PACE                               3,937        3,156,924
Issuance of 5,892,858 shares of common stock
     in connection with the acquisition of Drake                          58,929       49,441,071
Issuance of 4,275,000 shares of common
     stock, net of offering costs of $3,367,266                           42,750       44,089,984
Foreign currency translation adjustment
Unrealized gain (loss) on available-for-sale securities
Net income for 1995                                                                                      3,812,803
                                                                     -----------    -------------    -------------

Balance at December 31, 1995, as restated                                355,204      140,325,011       (1,869,445)

Options and warrants exercised for purchase of 992,550
     shares of common stock, including income tax
     benefit of $1,887,006                                                 9,925        6,988,118
Issuance of 1,236,000 shares of common stock in connection
     with the investment in Jostens Learning Corporation                  12,360       21,205,640
Issuance of 174,908 shares of common stock in
     connection with other acquisitions                                    1,749           26,642         (319,811)
Exercise of underwriter's overallotment option to purchase
     50,625 shares of common stock in connection with 1995
     public stock offering                                                   506          532,744
Foreign currency translation adjustment
Unrealized gain (loss) on available-for-sale securities
Net income for 1996                                                                                     15,436,953
                                                                     -----------    -------------    -------------

Balance at December 31, 1996, as restated                                379,744      169,078,155       13,247,697

Options and warrants exercised for purchase of 1,705,868
     shares of common stock, including income tax
     benefit of $8,155,946                                                17,034       13,102,441
Issuance of 535,715 shares of common stock in connection with
     contingent consideration related to the acquisition of Drake          5,357        8,137,499
Issuance of 1,072,326 shares of common stock in connection
     with the acquisition of WSI                                          10,723       15,309,408
Issuance of 403,677 shares of common stock to Sylvan
     Learning Foundation as charitable contribution                        4,037        6,536,963
Issuance of 308,823 shares of common stock to IT Training
     Marketing Company as marketing expense                                3,088        6,996,912
Issuance of 264,705 shares of common stock to SLC National
     Advertising Fund, Inc. as advertising expense                         2,647        4,997,353
Issuance of 3,093,438 shares of common stock for cash
     - net of offering costs of $3,645,455                                30,934       73,659,561
Capital contribution by former shareholders of Educational Inroads                      2,810,930
Distributions to former shareholders                                                                    (1,814,643)
Issuance of 93,843 shares of common stock in connection
     with other acquisitions                                                 940          717,757
Stock options to purchase 316,500 shares of common stock
     granted to non-employees                                                             550,000
Foreign currency translation adjustment
Unrealized gain (loss) on available-for-sale securities
Net income for 1997                                                                                     27,624,220
                                                                     -----------    -------------    -------------

Balance at December 31, 1997, as restated                            $   454,504    $ 301,896,979    $  39,057,274
                                                                     ===========    =============    =============


                                                                       Unrealized     Foreign
                                                                        Holding       Currency           Total
                                                                         Gains /     Translation      Stockholders'
                                                                        (Losses)     Adjustments         Equity
                                                                      -----------   -------------    -------------
Balance at January 1, 1995, as restated                              $   (19,846)   $          --    $  33,966,270

Options and warrants exercised for purchase
     of 1,097,807 shares of common stock                                                                 4,218,256
Issuance of 393,669 shares of common stock in
     connection with the acquisition of PACE                                                             3,160,861
Issuance of 5,892,858 shares of common stock
     in connection with the acquisition of Drake                                                        49,500,000
Issuance of 4,275,000 shares of common
     stock, net of offering costs of $3,367,266                                                         44,132,734
Foreign currency translation adjustment                                                    98,670           98,670
Unrealized gain (loss) on available-for-sale securities                   14,409                            14,409
Net income for 1995                                                                                      3,812,803
                                                                     -----------    -------------    -------------

Balance at December 31, 1995, as restated                                 (5,437)          98,670      138,904,003

Options and warrants exercised for purchase of 992,550
     shares of common stock, including income tax
     benefit of $1,887,006                                                                               6,998,043
Issuance of 1,236,000 shares of common stock in connection
     with the investment in Jostens Learning Corporation                                                21,218,000
Issuance of 174,908 shares of common stock in
     connection with other acquisitions                                                                   (291,420)
Exercise of underwriter's overallotment option to purchase
     50,625 shares of common stock in connection with 1995
     public stock offering                                                                                 533,250
Foreign currency translation adjustment                                                  (269,153)        (269,153)
Unrealized gain (loss) on available-for-sale securities                   (5,606)                           (5,606)
Net income for 1996                                                                                     15,436,953
                                                                     -----------    -------------    -------------

Balance at December 31, 1996, as restated                                (11,043)        (170,483)     182,524,070

Options and warrants exercised for purchase of 1,705,868
     shares of common stock, including income tax
     benefit of $8,155,946                                                                              13,119,475
Issuance of 535,715 shares of common stock in connection with
     contingent consideration related to the acquisition of Drake                                        8,142,856
Issuance of 1,072,326 shares of common stock in connection
     with the acquisition of WSI                                                                        15,320,131
Issuance of 403,677 shares of common stock to Sylvan
     Learning Foundation as charitable contribution                                                      6,541,000
Issuance of 308,823 shares of common stock to IT Training
     Marketing Company as marketing expense                                                              7,000,000
Issuance of 264,705 shares of common stock to SLC National
     Advertising Fund, Inc. as advertising expense                                                       5,000,000
Issuance of 3,093,438 shares of common stock for cash
     - net of offering costs of $3,645,455                                                              73,690,495
Capital contribution by former shareholders of Educational Inroads                                       2,810,930
Distributions to former shareholders                                                                    (1,814,643)
Issuance of 93,843 shares of common stock in connection
     with other acquisitions                                                                               718,697
Stock options to purchase 316,500 shares of common stock
     granted to non-employees                                                                              550,000
Foreign currency translation adjustment                                                  (990,494)        (990,494)
Unrealized gain (loss) on available-for-sale securities                   11,043                            11,043
Net income for 1997                                                                                     27,624,220
                                                                     -----------    -------------    -------------

Balance at December 31, 1997, as restated                            $        --    $  (1,160,977)   $ 340,247,780
                                                                     ===========    =============    =============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Statements of Cash Flows

                                                                                        Years Ended
                                                                                        December 31,
                                                                  ---------------------------------------------------------
                                                                        1995                1996                  1997
                                                                  ---------------------------------------------------------
                                                                 (Restated- Note 1)  (Restated- Note 1)  (Restated- Note 1)
Operating activities
Net income                                                        $   3,812,803        $  15,436,953        $  27,624,220
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
           Depreciation                                               4,430,741            6,419,602            8,715,089
           Amortization                                               4,328,244            7,484,633           10,062,521
           Non-cash marketing and advertising expense                         -                    -           11,500,000
           Interest imputed on purchase of Drake                      1,125,000                    -                    -
           Loss on impairment of assets                               3,315,541                    -            4,000,000
           Non-cash dividend income                                           -                    -           (2,000,000)
           Provision for doubtful accounts                              (16,880)             (49,181)           1,230,225
           Deferred income taxes                                       (413,254)           2,072,860            1,850,768
           Equity in net (income) loss of affiliates                   (390,514)            (361,305)           2,006,264
           Non-cash issuance of options to non-employees                      -                    -              550,000
           Gain on sale of property and equipment                             -                    -             (651,481)
           Changes in operating assets and liabilities:
             Accounts and notes receivable                          (10,823,182)         (10,237,293)         (28,529,011)
             Cost and estimated earnings in excess of billings
               on uncompleted contracts                              (1,021,779)            (412,910)            (136,823)
             Inventory                                               (1,597,788)            (183,588)            (399,674)
             Prepaid expenses and other current assets               (1,410,053)            (301,525)          (1,887,041)
             Other assets                                              (109,736)            (997,608)            (754,990)
             Accounts payable and accrued expenses                   (3,141,813)           5,635,694           18,224,249
             Billings in excess of costs and estimated earnings
               on uncompleted contracts                                (455,600)            (233,665)             120,350
             Deferred revenue and other long-term liabilities         1,631,044            4,692,566            6,532,110
                                                                  -------------        -------------        -------------

Net cash provided by (used in) operating activities                    (737,226)          28,965,233           58,056,776
                                                                  -------------        -------------        -------------

Investing activities
Purchase of available-for-sale securities                           (91,759,493)         (31,261,415)         (92,521,520)
Proceeds from sale of available-for-sale securities                  66,595,240           45,542,061           26,044,710
Investment in and advances to affiliates                                 24,782           (3,444,862)          (9,653,085)
Increase in other investments                                                 -           (2,329,874)          (4,136,250)
Purchase of property and equipment                                   (6,560,287)         (14,840,119)         (30,893,484)
Proceeds from sale of property and equipment                              2,411               10,964            1,915,837
Purchase of contract rights                                                   -           (4,890,576)                   -
Purchase of Drake Prometric, L. P., including direct costs of
  acquisition, net of cash received                                 (16,979,737)                   -                    -
Purchase of Wall Street Institute, including direct costs of
  acquisition, net of cash received                                           -            2,012,565           (4,670,565)
Cash paid for other acquired businesses, net of cash received              (715)             570,069           (1,850,702)
Expenditures for deferred contract costs and other assets              (801,586)          (6,941,769)          (1,443,058)
                                                                  -------------        -------------        -------------

Net cash used in investing activities                               (49,479,385)         (15,572,956)        (117,208,117)
                                                                  -------------        -------------        -------------

Financing activities
Payments on loans from stockholders of acquired companies              (630,533)             (37,604)            (492,887)
Proceeds from exercise of options and warrants                        4,218,256            5,111,037            4,963,529
Proceeds from issuance of common stock                               44,132,734              533,250           73,690,495
Proceeds from issuance of long-term debt                                346,195              363,559              451,518
Payments on long-term debt and capital lease obligations             (2,962,440)          (2,758,726)          (5,630,751)
Distributions                                                                 -                    -             (481,779)
Proceeds from bank lines of credit                                    4,600,000              200,000           13,575,297
Payments on bank lines of credit                                              -           (3,812,069)         (14,575,297)
                                                                  -------------        -------------        -------------

Net cash provided by (used in) financing activities                  49,704,212             (400,553)          71,500,125
                                                                  -------------        -------------        -------------

Effects of exchange rate changes on cash                                 34,465             (914,365)          (1,263,276)
                                                                  -------------        -------------        -------------

Net increase (decrease) in cash and cash equivalents                   (477,934)          12,077,359           11,085,508
Cash and cash equivalents at beginning of period                      6,965,141            6,487,207           18,564,566
                                                                  -------------        -------------        -------------

Cash and cash equivalents at end of period                        $   6,487,207        $  18,564,566        $  29,650,074
                                                                  =============        =============        =============


See accompanying notes.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements

1.   Basis of Presentation and Description of Business

Sylvan Learning Systems, Inc. and subsidiaries (the Company) is an international provider of educational and testing services. The Company conducts operations in three separate business segments - core educational services, testing services, and contract educational services. The core educational services segment designs and delivers individualized tutorial services to school-age children and adults through a network of 670 franchised and Company-owned Sylvan Learning Centers in operation in 49 states, five Canadian provinces, Hong Kong, Guam and South Korea. The Company's testing segment ("Sylvan Prometric") administers computer-based tests for major corporations, professional associations and governmental agencies through a network of certification centers which are located throughout the world. This segment also includes the operations of Wall Street Institute, a European-based franchisor and operator of learning centers that teach the English language through a combination of computer-based and live instruction, as well as the operations of Aspect International Language Schools, B.V. ("Aspect"). Aspect focuses principally on intensive English language instruction to students and professionals worldwide through its 19 language schools in five countries. The contract educational services segment provides educational programs to employees of large corporations and to public and non-public school districts through contracts funded by federal Title I and state-based programs.

The consolidated financial statements include the accounts of Sylvan Learning Systems, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliates owned more than 20%, but not in excess of 50%, and corporate joint ventures are reported using the equity method.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

As discussed in Note 3, on May 6, 1998 the Company consummated its acquisition of all of the outstanding stock of Aspect. The acquisition has been accounted for as a pooling-of-interests and accordingly, the Company's financial statements have been restated to include the results of Aspect for all periods presented. As of the date of the issuance of these financial statements, the Company has not issued financial statements for a period including the merger date. Therefore, the accompanying consolidated financial statements are considered "supplemental." Upon the issuance of financial statements for a period that includes the date of the merger, the supplemental consolidated financial statements will become the historical consolidated financial statements of the Company.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


1.   Basis of Presentation and Description of Business (continued)

The Company's fiscal year ends on December 31. The accounts of its wholly-owned subsidiary, Aspect, have been consolidated on the basis of a year ending on September 30. Such fiscal period corresponds with Aspect's natural business year.

2.   Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Investments

Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

Inventory

Inventory, consisting primarily of computer software and educational, instructional, and marketing materials and supplies, is stated at the lower of cost (first-in, first-out) or market value.

Property and Equipment

Property and equipment is stated at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets.

Intangible Assets

Goodwill consists of the cost in excess of fair value of the net assets of entities acquired in purchase transactions, and is amortized on a straight-line basis, over the estimated future periods to be benefited, which range from 10 to 25 years. At December 31, 1996 and 1997, accumulated

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


amortization of goodwill was $4,853,789 and $8,788,445, respectively.

2.   Accounting Policies (continued)

Contract rights consist of the allocated cost of acquiring computer-based testing contracts in business combinations accounted for as purchases. Contract rights are being amortized on a straight-line basis, over the term of the related contract, which range from nine months to 10 years. At December 31, 1996 and 1997, accumulated amortization of contract rights was $5,193,199 and $6,898,966, respectively.

Deferred Contract Costs

Deferred contract costs include costs incurred to develop computer-based tests under contractual arrangements with customers. Under these arrangements, the Company incurs certain costs related to the development of new computer-based tests on behalf of the customer in return for the right to deliver the computer-based tests and collect a testing fee from either the candidate or the sponsoring organization. These costs are capitalized and amortized over the shorter of the estimated utility period of the test or the contractual period for delivery of the test.

Deferred contract costs also include payments of approximately $10,400,000 made to non-affiliated computer-based testing centers that have entered into three-year contracts with the Company to deliver information technology computer-based certification tests. In accordance with the terms of these contracts, the independent testing centers have received an advance payment and will receive no additional fees upon delivery of the computer-based certification tests. These costs are being amortized over the contractual term of three years.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates whether an impairment exists on the basis of undiscounted expected future cash flows from operations for the remaining amortization period. If an impairment exists, the asset is reduced by the estimated shortfall of discounted cash flows.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


2.   Accounting Policies (continued)

Revenue Recognition

Franchise sales fees relate to single-center and area franchise sales. Revenue related to these sales is recognized when all material services or conditions relating to the sales have been substantially performed or satisfied by the Company. For single-center franchise sales, the criteria for substantial performance include: (1) receipt of an executed franchise license agreement, (2) receipt of full payment of the franchise fee, (3) completion of requisite training by the franchisee or center director, and (4) completion of site selection assistance and site approval. Area franchise sales generally transfer to the licensee the right to develop and operate centers in a specified territory, primarily in a foreign country, and the Company's future obligations are insignificant. Area franchise fees are recognized upon the signing of the license agreement and the determination that (1) all material services or conditions relating to the sale have been satisfied and the fee is non-refundable, (2) a minimum payment of 50% of the fee is required within 90 days of the date of the agreement, and (3) the Company has the ability to estimate the collectability of any unpaid amounts. Franchise sales fees not meeting the recognition criteria are recorded as deferred revenue if not refundable, or deposits from franchisees if refundable. Commissions paid on sales of franchises are recorded as a current asset until the corresponding revenue is recognized.

Fixed price contracts with school districts receiving funds under the federal Title I program and state-based programs are accounted for using the percentage-of-completion method. Income is recognized based on the percentage of contract completion determined by the total expenses incurred to date as a percentage of total estimated expenses at the completion of the contract. Total contract income is estimated as contract revenue less total estimated costs considering the most recent cost information. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned.

Franchise royalties are reported as revenue as the royalties are earned and become receivable, unless collection is not reasonably assured. Revenues from educational services are recognized in the period the services are provided.

Revenue from the sale of products to franchisees is recognized when shipped. Testing revenues are recognized upon the completion of tests. Revenue from language instruction and other services are recognized ratably in the period the services are rendered.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


2.   Accounting Policies (continued)

Stock Options Granted to Employees and Non-Employees

The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, if the exercise price of the Company's employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement No. 123") encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 requires disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not elected. The Company accounts for its stock-based compensation plans using the intrinsic value method, and supplementally discloses in Note 13 to these financial statements the pro forma information as if the fair value method has been adopted.

The Company records compensation expense for all stock options granted to non-employees in an amount equal to the estimated fair value at the date of grant, determined using the Black-Scholes option valuation model. The compensation expense is recognized over the vesting period.

Foreign Currency Translation

The financial statements of certain foreign subsidiaries that are measured in local functional currencies have been translated into U.S. dollars using the current rate method. All balance sheet accounts have been translated using the rates of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in exchange rates from year to year, are accumulated as a separate component of stockholders' equity.

The financial statements of other foreign subsidiaries, primarily those subsidiaries providing services overseas to Educational Testing Services, Inc. ("ETS") (see Note 19), prepare financial statements using the U.S. dollar as the functional currency. The transactions of these subsidiaries that are denominated in foreign currencies have been remeasured in U.S. dollars. Any resulting gain or loss is recorded as an adjustment of the amount due from ETS as the contract with ETS requires ETS to bear the risk of realized translation gains or losses.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


2. Accounting Policies (continued)

Pending Adoption of New Accounting Standards

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement No. 130"), that establishes standards for the reporting and display of comprehensive income and its components in the Company's general-purpose financial statements. Statement No. 130 only impacts display as opposed to actual amounts recorded. Other comprehensive income includes all non-owner changes in equity that are excluded from net income, such as foreign currency translation adjustments and unrealized gains and losses on the Company's available-for-sale securities. Statement No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company will adopt this standard in its annual financial statements for 1998.

In December, 1997 the Accounting Standards Executive Committee of the AICPA issued a proposed Statement of Position ("SOP"), "Reporting on the Costs of Start-Up Activities." The proposal would be effective for fiscal years beginning after December 15, 1997. The SOP as proposed would require that all costs associated with start-up activities, including one-time activities related to opening a new facility, introducing a new product or service and any organizational costs, be charged to expense as incurred. The Company will record the effect of adopting this SOP as a cumulative effect of a change in accounting principle in the year the SOP is adopted. The Company has concluded, after a preliminary review, that the adoption of the SOP will require a cumulative effect charge of between $4.0 million and $5.0 million.

Reclassifications

Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements



3.   Acquisitions

Aspect International Language Schools, B.V. and subsidiaries

On May 6, 1998 the Company consummated its acquisition of all of the outstanding stock of Aspect in exchange for 2,004,030 shares of common stock. The acquisition was accounted for as a pooling-of-interests and accordingly, the Company's consolidated financial statements for periods prior to the merger have been restated to include the combined results of operations, financial position and cash flows of Aspect (See Note 1). In May 1998, the Company expensed approximately $5.0 million of direct costs incurred by the Company and the combining shareholders, related to the merger.

Aspect provides intensive English language instruction to students and professionals worldwide through its 19 language schools in five countries

I-R, Inc. and Independent Child Study Teams, Inc.

On May 30, 1997, the Company acquired by merger all of the outstanding stock of I-R, Inc. and Independent Child Study Teams, Inc. (collectively, "Educational Inroads") in exchange for 2,121,000 shares of common stock. I-R, Inc. and Independent Child Study Teams, Inc. were commonly owned by two shareholders.

The acquisition was accounted for as a pooling of interests and accordingly, the Company's consolidated financial statements for periods prior to the merger have been restated to include the combined results of operations, financial position and cash flows of Educational Inroads.

Educational Inroads provides remedial and special education services to public and non-public school systems, with current contracts in New Jersey, Maryland, Louisiana, Washington, D.C. and other school districts.

                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


3.   Acquisitions (continued)

Combined and separate results of operations of Sylvan, Aspect and Educational Inroads during the years prior to the mergers are as follows:


                                                 Previously
                                               Reported by the
                                                   Company             Aspect             Combined
                                             -------------------- ------------------ --------------------
     Year ended
     December 31, 1997
     Revenues                                    $246,211,733        $52,459,553          $298,671,286
     Net income                                   $29,433,999        $(1,809,779)          $27,624,220
     Earnings per common share-diluted                   $.69                                    $0.62


                 Sylvan Learning Systems, Inc. and Subsidiaries

             Notes to Supplemental Consolidated Financial Statements


3.   Acquisitions  (continued)

                               Previously                   Independent
                             Reported by the                Child Study
                                 Company       I-R, Inc.    Teams, Inc.       Aspect        Combined
                             -------------------------------------------------------------------------
Year ended
December 31, 1996

Revenues                     $157,116,660   $  9,825,299   $ 14,994,002   $ 35,938,380   $217,874,341
Net income                   $ 14,743,106   $     31,664   $     21,551   $    640,632   $ 15,436,953
Earnings per common
   share-diluted                    $0.43                                                       $0.40


Year ended
December 31, 1995

Revenues                     $ 87,990,818   $  9,475,103   $ 13,592,629   $ 26,658,899   $137,717,449
Net income                   $  3,547,829   $     16,882   $      6,620   $    241,472   $  3,812,803
Earnings per common share-
   diluted                          $0.15                                                       $0.14


NAI/Block Acquisition

Effective December 1, 1997, the Company purchased the assets and liabilities of Block Testing Services L.P. and Block State Testing Services L.P. and also acquired all of the outstanding stock of National Assessment Institute, Inc., (collectively "NAI/Block"), commonly controlled companies engaged in the business of designing, marketing, selling, distributing and administering paper and pencil tests and the licensing of individuals. The acquisition was consummated by issuing 964,352 shares of common stock valued at $24.6 million, was accounted for using the purchase method of accounting.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.   Acquisitions (continued)

The results of operations of NAI/Block for the month of December 1997 are included in the accompanying 1997 consolidated statement of income. Goodwill of $28.9 million related to the acquisition is being amortized over its estimated useful life of 25 years.

Wall Street Institute International, B.V. and Affiliates

Effective December 1, 1996, the Company acquired substantially all of the operating net assets of Wall Street Institute International, B.V. and its commonly controlled affiliates (collectively, "WSI"). The Company recorded the acquisition using the purchase method of accounting. WSI is a European-based franchisor and operator of learning centers that teach the English language through a combination of computer-based and live instruction. WSI has a network of franchised centers in operation throughout Europe and Latin America.

The total purchase price of WSI of $21,071,000 consisted of cash of $4,921,000, 758,046 shares of restricted common stock valued at $9,250,000, 314,280 shares of unrestricted common stock valued at $5,900,000 and $1,000,000 of direct acquisition costs. The restricted stock may not be transferred by the sellers for a period of three years from the date of issuance, unless the Company, in its sole discretion, removes the restriction. Of the 758,064 shares of restricted common stock issued to the sellers, 186,438 shares are held in escrow to indemnify the Company against any subsequent losses resulting from any misrepresentation or breach of certain covenants. The unrestricted common stock held in escrow will be released in varying amounts to the sellers through 2001.

Goodwill of $19.9 million is being amortized over its estimated useful life of 25 years. The cash portion of the purchase price was recorded as a current liability at December 31, 1996, and the portion of the purchase price represented by common stock was recorded as a non-current liability at December 31, 1996. Upon closing of the transaction in January 1997, the Company paid the cash portion of the purchase price to the sellers and recorded the issuance of 1,072,326 shares of common stock to the sellers as a reduction in the non-current liability (See Note 9).

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.   Acquisitions (continued)

The Company on the closing date of the acquisition entered into option agreements to purchase two franchisees of WSI, and granted the owners of these same franchisees put rights that require, in certain circumstances and at the election by the right holders, the Company to purchase the franchisees. At the Company's option it may purchase the two franchisees at any time during the period from September 1, 2001 through September 1, 2005 for an amount equal to seven times the previous fiscal years' earnings before interest and taxes, adjusted for certain defined items. The franchisees may require the Company to purchase substantially all of their net assets during the same four-year period if defined levels of operating results are met or exceeded at the end of the most recently completed fiscal year. The purchase price is payable 10% in cash and 90% in common stock, or at the Company's option, entirely in cash.

The PACE Group

Effective February 28, 1995, the Company purchased the assets and liabilities of The PACE Group ("PACE"), a provider of educational services to corporations. The initial consideration for the acquisition was 393,669 shares of common stock having an aggregate market value of $3,160,861. The acquisition was accounted for using the purchase method of accounting. Additional contingent consideration was payable in an amount equal to 6.5 times PACE's earnings before interest and income taxes (EBIT) in 1997 as elected by the sellers, determined in accordance with generally accepted accounting principles. EBIT in 1997 was $3,965,758, resulting in additional consideration of $25,777,427 payable in cash of $14,469,000 and the remainder in 344,561 shares of common stock (See Note 9). The Company has recorded this additional consideration as a liability and increased goodwill, and will amortize that amount over the remaining amortization period of 22 years.

Drake Prometric, L.P.

Effective September 30, 1995, the Company acquired Drake Prometric, L.P. ("Drake"), a Minneapolis based provider of computer-based certification, licensure and assessment testing programs. As of that date, Drake had a network of 820 testing centers on six continents, 472 of which were located in North America and the remainder in 69 foreign countries.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


3.   Acquisitions (continued)

The Company acquired Drake for an initial purchase price $70.6 million, consisting of $20.0 million in cash and 8,571,429 restricted shares of common stock (the "Initial Shares"). Of the Initial Shares, 2,678,571 shares (the "Revenue Escrow Shares") were placed in escrow and will be released to the sellers to the extent that certain revenue targets relating to portions of the combined computer-based testing business are achieved from 1996 through 1998. The sellers may receive up to an additional $40.0 million (payable 12.5% in cash and the balance in either cash or restricted shares of common stock, at the Company's option) to the extent other revenue targets relating to portions of the combined computer-based testing business are achieved in 1998 or 1999 (with the measuring year selected by the sellers). The acquisition was accounted for using the purchase method of accounting.

Approximately $4.8 million of contract rights and $69.8 million of goodwill were recorded. The contract rights are being amortized over their respective terms, and no term exceeds five years. Goodwill is being amortized over 25 years, its estimated useful life.

The Company will record the contingent consideration consisting of the 2,678,571 Revenue Escrow Shares and the additional contingent payment of up to $40.0 million when the contingencies are resolved and the additional consideration is payable. Based on testing revenues earned by the Company in 1996 and 1997, 60% of the Revenue Escrow Shares (1,607,144 shares) have been earned through December 31, 1997. As of December 31, 1997, an additional $28.2 million of goodwill which relates to the earned shares was recorded which will be amortized over the remaining estimated useful life. The 1,071,429 Revenue Escrow Shares earned in 1997 will be released to the sellers in 1998 (See Note 9).

Remedial Education and Diagnostic Services, Inc. and READS, Inc.

On February 17, 1995, the Company acquired by merger all of the outstanding stock of Remedial Education and Diagnostic Services, Inc. and READS, Inc. (collectively, "READS") in exchange for 787,662 shares of common stock. The acquisition was accounted for as a pooling of interests and accordingly, the Company's financial statements for periods prior to the merger have been restated to include the results of operations, financial position and cash flows of READS.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.   Acquisitions (continued)


READS is based in Philadelphia, Pennsylvania and provides remedial and education services, psychological, diagnostic and counseling services, career awareness training, and a variety of consulting services. Services are delivered under contracts with school districts, county-wide educational agencies and municipalities in the eastern United States.

4.   Available-For-Sale Securities

The following is a summary of available-for-sale securities (cost approximates fair value):

                                                            December 31,
                                                   -----------------------------
                                                      1996               1997
                                                   ----------        -----------
Municipal securities funds                         $ 3,646,361       $ 8,200,000
Cash reserve fund                                           --        38,221,248
U.S. Treasury bills and notes                        3,002,398                --
Municipal bonds                                      9,800,000        36,504,321
                                                   -----------       -----------

                                                   $16,448,759       $82,925,569
                                                   ===========       ===========

The Company has not had any significant realized or unrealized gains or losses on its investments during the periods presented. As of December 31, 1997, the Company has approximately $50.5 million of investments that mature within one year, $4.9 million of investments that mature between one and five years, $6.7 million of investments that mature between six and 20 years and $20.8 million of investments that mature beyond 20 years. These investments are classified as current as the Company views its available-for-sale securities as available for use in its current operations.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




5.   Acquisition of Contract Rights

In 1996, the Company acquired the rights to provide computer-based tests on behalf of the National Association of Securities Dealers, Inc. ("the NASD") for a period of ten years. As part of the agreement, the Company assumed certain lease obligations and acquired the fixed assets of approximately 50 testing centers previously operated by the NASD. The Company paid the NASD $5,114,673, of which $4,871,832 related to contract rights and $242,841 related to fixed assets.

In 1997, the Company incurred an additional $1,243,691 of costs related to the acquisition of contract rights from the NASD. The contract rights are being amortized over the contract life of ten years on a straight-line basis.

6.   Investments

Investments in Affiliates

At December 31, 1997 and 1996, the Company's investments in and advances to affiliates consists primarily of its 10% voting interest in Caliber Learning Network, Inc. ("Caliber"), including related loans. Caliber is a corporate joint venture with MCI Communications Corp. formed for the purpose of providing adults throughout the United States with university-quality continuing education using multimedia technology.

The Company's investment in and advances to Caliber consisted of the following at December 31:

                                                      1996              1997
                                                  ------------     ------------

Invested capital                                  $  1,300,000     $  3,935,642
Loans and related interest                           1,212,800        3,361,674
Amounts due for management fee                         480,000        2,880,500
                                                  ------------     ------------
                                                     2,992,800       10,177,816
Allocable share of losses from inception              (141,837)      (1,500,842)
                                                  ------------     ------------
                                                  $  2,850,963     $  8,676,974
                                                  ============     ============

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



6.   Investments (continued)

Since its inception in 1996, Caliber relied almost entirely on the Company's resources, systems, and personnel for administrative, management, accounting and financial functions. In consideration for these services, the Company charged Caliber $2,880,500, which is unpaid at December 31, 1997. This amount began to accrue interest at the prime rate plus 1% and was repaid in May 1998. Caliber has agreed to pay an annual management fee of $2.0 million in 1998 and 1999, due in equal quarterly installments.

The Company has loaned to Caliber certain amounts under a line of credit that bears interest at 1% above the prime rate as published by a defined commercial bank. All amounts borrowed under the line of credit were repaid in May 1998.

During 1997, the Company assigned the leases for 32 testing centers to Caliber for the use by Caliber in its operations. Upon assignment of the centers, Caliber assumed the revenue stream from the ongoing testing operations and paid the Company a fee of $4.0 million to manage the continuing testing operations.

The Company also maintains investments in other affiliates totaling $3,044,639 and $3,786,755 at December 31, 1996 and 1997, respectively. The Company's allocable share of earnings (losses) related to these investments for the years ended December 31, 1996 and 1997 was $505,233 and $(772,235), respectively.

Other Investments

Other investments consist of non-marketable investments in common and preferred stocks of private companies in which the Company does not exercise significant influence. These investments are carried at the lower of cost or estimated net realizable value.

At December 31, 1996 and 1997, other investments consist primarily of a non-voting convertible preferred stock investment in JLC Learning Corporation ("JLC"), a company that develops educational software products. The preferred stock requires the payment of cumulative dividends in the annual amount of $2 million for two years totaling $4 million, which may be paid in additional shares of preferred stock. At December 31, 1996 and 1997, the Company's investment in JLC was $21.9 million and $24.0 million, respectively. During 1996 and 1997, the Company

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


recorded dividend income from this investment in the amount of $333,333 and $2,000,000, respectively, paid in the form of additional preferred stock.



6.   Investments (continued)

The Company also maintains other investments not readily marketable totaling $0.3 million and $4.0 at December 31, 1996 and 1997, respectively.


7.   Bank Lines of Credit

The Company has entered into a loan agreement with a bank, (hereinafter, "the credit line") that provides an unsecured revolving line of credit. The credit line allows the Company to borrow a maximum of $15.0 million through the expiration date of May 31, 1998, at which time the total outstanding principal balance can be converted into a term loan, at the option of the Company. The term loan would be repaid over 24 months from the time of issuance. The credit line and the term loan both bear interest at a floating rate equal to the 30 day London Interbank Offered Rate ("LIBOR") plus 1.15% per annum (6.96% at December 31, 1997). No amounts on the line of credit were outstanding at December 31, 1996 or December 31, 1997.

8.   Long-term Debt

Long-term debt consists of the following:
                                                             December 31,
                                                       -----------------------
                                                          1996          1997
                                                       ----------     --------

Note payable to a bank, bearing interest at 1.10%
over the LIBOR (6.63% at December 31, 1996).
The loan was repaid in its entirety in 1997.           $2,320,000     $       --

Other notes payable bearing interest
at rates ranging from 8% to 14%.                        5,272,811      3,516,024
                                                       ----------     ----------
    Total long-term debt                                7,592,811      3,516,024

Less: current portion of long-term debt                 3,331,057      1,212,860
                                                       ----------     ----------

    Classified as non-current                          $4,261,754     $2,303,164
                                                       ==========     ==========

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements

Future maturities of long term debt are as follows:




8.       Long-term Debt (continued)

Year ended December 31,
      1998                                                       $1,212,860
      1999                                                        1,245,851
      2000                                                          281,651
      2001                                                          124,920
      2002                                                           96,420
      thereafter                                                    554,322
                                                                 ----------
                                                                 $3,516,024
                                                                 ==========

9.   Due to Shareholders of Acquired Companies

Due to shareholders of acquired companies consists of the following (see also
Note 3):

                                                                                      December 31,
                                                                           ---------------------------------
                                                                               1996                 1997
                                                                           ------------         ------------
Amounts payable to former owners of NAI/Block, payable
    in 964,352 shares of common stock in January 1998                      $          -         $ 25,000,000
Amounts payable to former shareholders of Educational
    Inroads                                                                   3,232,884                    -
Amounts payable to former shareholders of WSI in cash                         4,920,565              262,285
Amounts payable to former shareholders of WSI, payable
    in 1,072,326 shares of common stock in January 1997                      15,150,115                    -
Amounts payable to former shareholders of PACE in cash                                -           13,531,910
Amounts payable to former shareholders of PACE,
    payable in common stock in April 1998                                             -           11,308,427
Amounts payable to former shareholders of Drake in
    common stock (1996 - 535,715 shares; 1997 - 1,071,429
    shares)                                                                   8,142,856           20,057,151
                                                                           ------------         ------------
                                                                             31,446,420           70,159,773
Less:  current portion                                                       (4,920,565)         (13,794,195)
                                                                           ------------         ------------
                                                                           $ 26,525,855         $ 56,365,578
                                                                           ============         ============

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




10.  Leases

The Company conducts its operations principally from leased facilities. These facilities include the Company's corporate headquarters and other office locations, warehouse space, certain testing sites, and Company-owned learning centers. The terms of these leases are five years or less, with the exception of the Company's corporate headquarters, which has a lease term of ten years, and generally contain renewal options. The Company also leases certain equipment under operating leases of 36 months or less. Future minimum lease payments at December 31, 1997, by year and in the aggregate, under all non-cancelable operating leases are as follows:

     Years ending December 31:
           1998                              $  8,309,081
           1999                                 7,241,315
           2000                                 6,350,558
           2001                                 5,346,719
           2002                                 5,165,184
           Thereafter                          16,401,472
                                              -----------
                                              $48,814,329
                                              ===========

Rent expense for cancelable and non-cancelable leases was $4.5 million, $7.5 million and $9.5 million for the years ended December 31, 1995, 1996 and 1997, respectively.

11.  Contingencies

On November 18, 1996, ACT, Inc. filed suit against the Company alleging that the Company violated federal antitrust laws and committed various state law torts in connection with the operations of its computer-based testing operations and in obtaining a testing services contract from the NASD. The Company believes the grounds of the lawsuit are without merit and intends to defend the lawsuit vigorously. Management is unable to predict the ultimate outcome of the lawsuit, but believes that the ultimate resolution of the matter will not have a material effect on consolidated financial position.

The Company is subject to other legal actions arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses and/or insurance coverage with

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


respect to the eventuality of such actions and does not believe any settlement would materially affect the Company's financial position.



12.  Fair Value of Financial Instruments

The fair value of the Company's financial instruments, which consist primarily of cash and cash equivalents, accounts and notes receivable, available-for-sale investments, accounts payable, due to shareholders of acquired companies (cash portion), and short and long-term debt, approximate their carrying amounts reported in the consolidated balance sheets.

It was not practical to estimate the fair value of the Company's other investments because of the lack of quoted market prices of the underlying equity securities and the inability to determine fair value without incurring excessive costs. Management does not believe that the value of these investments have been impaired.

13.  Stock Options and Warrants

Stock Options

The Company has an Employee Stock Option Plan ("the Employee Plan") which provides for the granting of stock options to purchase up to 5,700,000 shares of common stock. All options granted under the Employee Plan vest ratably over a five-year period and expire six years after date of grant. At December 31, 1997, options to purchase 5,629,799 shares of common stock have been granted under the Employee Plan.

Under a Management Stock Option Plan ("Management Plan"), the Company has outstanding stock options at December 31, 1997 to purchase 241,275 shares of common stock for $7.50 per share. All outstanding options are fully vested, and expire on December 1, 2001. No additional options may be granted under the Management Plan.

In March 1996, the Company established the Senior Management Stock Option Plan ("the Senior Management Plan") to replace the Management Plan. The Senior Management Plan provides for the granting of stock options to purchase up to 3,375,000 shares of common stock. At December 31, 1997, options to purchase 1,552,500 shares of common stock have been granted under the Senior Management Plan. Options granted under this plan expire ten years after the date of grant. Of this amount, options for 247,500 shares became immediately vested, with the balance vesting ratably over three years.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




13.  Stock Options and Warrants (continued)

In October 1993 the stockholders approved the establishment of the Director Stock Option Plan ("Director Plan") for all non-employee members of the Board of Directors. Under the Director Plan, options to purchase 258,750 shares of common stock may be issued to certain members of the Board of Directors. No individual is eligible to receive more than 50,625 options under this plan and options granted under this plan expire at varying times three months after a director ceases his term on the Board. At December 31, 1997, options to purchase 253,125 shares of common stock have been granted under the Director Plan.

During 1997, the Company established the Sylvan Technology Center Stock Option Plan ("the STC Plan") for the franchisee owners of Sylvan Technology Centers. The STC Plan provides for the granting of stock options to purchase up to 450,000 shares of common stock. During 1997, 316,500 options were granted that vest ratably over a three-year period and expire 10 years after the date of grant or on the date of cessation of operations of the center. The fair value of these options, determined using the Black-Scholes option valuation model, was $1,386,000, of which $550,000 of expense was recognized in 1997, with the remainder to be recognized in expense over the next three years as the options vest.

The following table summarizes the stock option activity of the Company.

                                             1995                     1996                         1997
                                       --------------------------------------------------------------------------------
                                                                          Weighted                      Weighted
                                                                          Average                       Average
                                                                          Exercise                      Exercise
                                           Options             Options     Price             Options     Price
                                       --------------------------------------------------------------------------------
Outstanding - beginning of year          3,862,097            4,852,727    $ 5.13            6,921,020   $ 8.71
Granted                                  1,378,625            2,771,813     14.61            1,713,603    23.73
Exercised                                 (387,995)            (576,845)     7.25           (1,620,813)    2.92
Forfeited                                        -             (126,675)     7.47              (78,723)   11.83
                                       --------------------------------------------------------------------------------
Outstanding - end of year                4,852,727            6,921,020    $ 8.71            6,935,087   $13.75
                                       ================================================================================

Exercisable at end of year               2,243,253            2,688,468    $ 4.45            2,691,177   $ 8.51
                                       ================================================================================

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements

                                             1995                     1996                         1997
                                       --------------------------------------------------------------------------------
                                                                          Weighted                      Weighted
                                                                          Average                       Average
                                                                          Exercise                      Exercise
                                           Options             Options     Price             Options     Price
                                       --------------------------------------------------------------------------------
Weighted-average fair value of
   options granted during the year                                          $ 5.55                         $ 7.15
                                                                          ==========                     ==========


13.  Stock Options and Warrants (continued)

Exercise prices for options outstanding as of December 31, 1997 ranged from $3.48 to $29.25 as follows:

   ---------------------------------------------------------------------------------------------------------------
                                                             Weighted Average                          Weighted
                                          Weighted Average      Remaining                              Average
       Range of                          Exercise Prices of  Contractual Life                       Exercise Prices
       Exercise            Options           Options           of Options            Options          of Options
        Prices           Outstanding       Outstanding        Outstanding          Exercisable        Exercisable
   ---------------------------------------------------------------------------------------------------------------
       $3.48-$6.08        1,549,125           $ 4.31               2.0             1,216,643           $ 4.27
   ---------------------------------------------------------------------------------------------------------------
      $6.78-$11.33          966,051             8.75               3.7               553,353             8.37
   ---------------------------------------------------------------------------------------------------------------
     $13.55-$19.77        3,237,910            15.36               6.7               921,181            14.20
   ---------------------------------------------------------------------------------------------------------------
     $22.35-$29.25        1,182,000            25.63               5.8                 --                 --
   ---------------------------------------------------------------------------------------------------------------

For the years ended December 31, 1996 and 1997, pro forma net income and earnings per share information required by Statement 123 has been determined as if the Company had accounted for its stock options using the fair value method. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997: risk-free interest rate of 6.00%, dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of .399 and .280, respectively, and an expected life of granted options which varies from zero to five years depending upon the vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




13.  Stock Options and Warrants (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows:

--------------------------------------------------------------------------------
                                        1995           1996            1997
--------------------------------------------------------------------------------
Pro forma net income                 $2,916,233     $12,579,181     $24,197,094
--------------------------------------------------------------------------------
Pro forma earnings per share:
--------------------------------------------------------------------------------
     Basic                              $0.12          $0.34           $0.57
--------------------------------------------------------------------------------
     Diluted                            $0.11          $0.33           $0.55
--------------------------------------------------------------------------------

The effect of compensation expense from stock options on 1995 pro forma net income reflects only the vesting of 1995 awards. However, 1996 and 1997 pro forma net income reflects additional years of vesting of the prior year awards and the first year of vesting of current year awards. Because the granted stock options vest over periods ranging from zero to five years, not until 2001 is the full effect of recognizing compensation expense for stock options representative of the possible effects on pro forma net income for future years.

Stock Warrants

In July 1993 warrants to purchase 359,046 of common stock for $3.48 per share were issued in connection with a $5.0 million financing. Warrants to purchase 205,092, 81,686 and 7,185 shares of common stock were exercised in 1995, 1996 and 1997, respectively. The remaining 57,902 warrants expire in July 1998.

14.  Impairment Loss

In September 1995, the Company determined that certain assets of Sylvan Prometric were impaired as a result of the acquisition of Drake. These assets, consisting of computer equipment, software and other assets, were impaired because of dissimilar technical requirements for Drake

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



computer-based tests, or because their use was limited by virtue of the acquisition of similar productive assets from Drake. The amount of the impairment loss was determined by evaluating the likely sales proceeds from the disposition of the assets as compared to their book value.





14.  Impairment Loss (continued)

In May 1997, the Company determined that certain assets of Sylvan Prometric were impaired as a result of certain strategic changes that were made as a result of pursuing the National Education Corporation ("NEC") acquisition (see Note 15). During and after the acquisition negotiations with NEC, the Company developed certain plans that resulted in required changes in both software systems and hardware currently utilized in Sylvan Prometric's network of centers. The plans continued to be valid for the Company even after the NEC acquisition was terminated. The impaired assets, consisting of computer equipment and software, were impaired as a result of changes in the technical requirements and specifications of certain computer hardware and software. The amount of the impairment loss was determined by evaluating the likely sales proceeds from the disposition of the assets compared to their book value. The Company determined that it was unlikely that the net cash proceeds from the sale of any assets would be significant, and therefore recorded an impairment loss equal to the net book value of the assets of $4.0 million.

15.  Termination Fee

In March 1997, the Company and NEC executed a definitive agreement pursuant to which the Company was to acquire NEC. In May 1997, NEC accepted the offer of Harcourt General, Inc. to acquire all of the stock of NEC which resulted in the termination of NEC's agreement with the Company and NEC's payment to the Company of the $30.0 million termination fee required by that agreement. The Company also incurred $1.5 million of expenses in connection with the NEC transaction, and reported the net termination fee of $28.5 million in 1997.

16.  Contributions

During 1997, the Company made certain cash expenditures and common stock contributions resulting in an aggregate expense to the Company of approximately $21.5 million. The $21.5 million, recorded as operating expenses, was attributable to contributions of (i) $3.0 million in cash

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


and common stock valued at $7.0 million to IT Training Marketing Company, a nonprofit corporation whose sole purpose is to fund promotional and channel support programs for the Sylvan Prometric distribution channel, (ii) common stock valued at $5.0 million to SLC National Advertising Fund, Inc., a nonprofit corporation whose sole purpose is to develop and fund advertising programs for the Sylvan Learning Centers and (iii) common stock valued at $6.5 million to Sylvan Learning Foundation, a nonprofit foundation formed to promote various educational pursuits.

17.  Income Taxes

Significant components of the provision for income taxes are as follows:

                                         Year ended December 31,
                               -------------------------------------------
                                 1995            1996              1997
                               --------       ----------       -----------
Current:
     Federal                   $257,155       $5,074,508       $ 8,962,538
     Foreign                    268,278          549,755         1,291,588
     State                      217,751        1,402,547         1,617,891
                               --------       ----------       -----------
Total current                   743,184        7,026,810        11,872,017
Deferred (benefit):
     Federal                   (300,168)       1,773,051         3,395,715
     Foreign                          -                -           306,446
     State                      (87,145)         334,863           851,611
                               --------       ----------       -----------
Total deferred                 (387,313)       2,107,914         4,553,772
                               --------       ----------       -----------
Total provision                $355,871       $9,134,724       $16,425,789
                               ========       ==========       ===========


For the years ended December 31, 1996 and 1997, foreign income before income taxes was approximately $3.8 million and $12.9 million, respectively.

The Company uses the liability method to account for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




17.  Income Taxes (continued)

Significant components of the Company's deferred tax assets and liabilities are as follow:

                                                       Year ended December 31,
                                                  -----------------------------
                                                       1996               1997
                                                  ------------     ------------
Deferred tax assets:
    Net operating loss carryforwards              $  2,277,600     $    765,153
    Loss on impairment of assets                        71,601          779,429
    Deferred revenue                                   443,618          629,659
    Allowance for doubtful accounts                    301,205          548,046
    Advertising costs                                     --          5,304,604
    Amortization of intangible assets                  459,040          642,977
    Equity share of losses from affiliates              53,841          827,089
    Charitable contribution carryforward                23,746        2,424,881
    Tax credit carryforwards                            76,544          925,844
    Other                                              168,780          538,509
                                                  ------------     ------------
Total deferred tax assets                            3,875,975       13,386,191

Deferred tax liabilities:
    Deferred contract costs                          1,746,807        2,066,448
    Contract rights                                    316,619          169,586
    Depreciation                                       996,869        1,755,270
    Deferred income                                       --         11,388,000
    Accrued receivables                                266,432          558,646
    Other                                              302,610          564,818
                                                  ------------     ------------
Total deferred tax liabilities                       3,629,337       16,502,768
                                                  ------------     ------------
Net future income tax benefit (liability)              246,638       (3,116,577)
Valuation allowance for net deferred
    tax assets                                      (2,277,600)        (765,153)
                                                  ------------     ------------
Net deferred tax liabilities                      $ (2,030,962)    $ (3,881,730)
                                                  ============     ============

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements





17.  Income Taxes (continued)

The net operating loss carryforwards at December 31, 1997 are related to a subsidiary of the Company, and are available only to offset future taxable income of the subsidiary. These net operating loss carryforwards will begin to expire in 2007.

The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory tax rates to income before income taxes is as follows:

                                                              Year ended December 31,
                                                   --------------------------------------------
                                                        1995            1996           1997
                                                   ------------    ------------    ------------
Tax expense at U.S. statutory rate                 $  1,417,000    $  8,354,000    $ 14,977,000
Permanent differences                                   828,000         813,000       2,662,000
State income tax expense, net of
     federal tax effect                                 138,000       1,130,000       1,555,000
Tax effect of foreign income taxed at lower rate        (87,000)       (734,000)     (3,244,000)
Change in valuation allowance affecting
     tax expense                                     (2,026,000)             --              --
Utilized tax credits                                         --        (254,000)             --
Other                                                    85,871        (174,276)        475,789
                                                   ------------    ------------    ------------
                                                   $    355,871    $  9,134,724    $ 16,425,789
                                                   ============    ============    ============

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



18.  Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("Statement No. 128"). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully-diluted earnings per share. Earnings per share amounts for all periods have been presented, and where appropriate, restated, to conform to the Statement No. 128 requirements.

The following table summarizes the computations of basic and diluted earnings per share:

                                                                          Year ended December 31,
                                                             -------------------------------------------------
                                                                  1995               1996             1997
                                                             ------------        ------------    -------------
Numerator used in basic and diluted
  earnings per common share:
     Net income                                              $  3,812,803        $ 15,436,953    $  27,624,220
                                                             ============        ============    =============
Denominator:
     Denominator for basic earnings per common
         share - weighted average shares                       24,702,041          36,547,254       42,332,820

     Effect of dilutive securities:
       Employee stock options                                   2,776,655           2,069,228        1,849,884
       Common stock contingently issuable                         143,540             267,264          628,317
                                                                ---------           ---------       ----------

       Total dilutive potential common shares                   2,920,194           2,336,492        2,478,201
                                                                ---------           ---------        ---------

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


                                                                          Year ended December 31,
                                                             -------------------------------------------------
                                                                  1995               1996             1997
                                                             ------------        ------------    -------------

     Denominator for diluted earnings per common
       share - weighted average shares and
       assumed conversions                                       27,622,236        38,883,746       44,811,021
                                                                 ==========        ==========       ==========

Earnings per common share, basic                                      $0.15             $0.42            $0.65
Earnings per common share, diluted                                    $0.14             $0.40            $0.62

18.  Earnings Per Share (continued)

The Company as of December 31, 1997 has reserved 9,028,769 shares of common stock for future issuance upon the exercise of all outstanding stock purchase warrants, the exercise of all outstanding stock options and the issuance of shares of common stock in connection with purchase business combinations.

19.  Major Customers and Concentration of Credit Risk

In 1997, the Company extended its agreement with Educational Testing Services ("ETS") to be the exclusive commercial provider of ETS domestic computer-based tests through the year 2006. The contract to provide international computer-based tests runs through the year 2004. The international testing contract with ETS stipulates that the Company will be compensated for its services for a fee equal to approved costs plus 10 percent, and the company recognizes revenues accordingly. Operating costs under the contract will be paid at cost plus 10 percent on a monthly basis by ETS. Start-up costs will be paid ratably over a period not to exceed 10 years. Total revenues from ETS represented approximately 13.1%, 9.0% and 14.4% of consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively. The testing business acquired from Drake in September 1995 is highly concentrated with two customers. These customers contributed approximately 20.1% and 13.2% to consolidated revenues for the years ended December 31, 1996 and 1997, respectively. The Company expects the contracts with these two customers to be renewed at the expiration date of the current contracts. The failure of these contracts to be renewed under similar terms would have a detrimental effect on future operating results and significantly impair the Company's ability to recover the remaining goodwill balance of approximately $91.6 million related to the acquisition of Drake.

Financial instruments which potentially subject the Company to credit risk are investments in available-for-sale securities, accounts receivable and notes receivable. The Company maintains an allowance for losses on receivables based on the collectibility of all amounts owed. The Company

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



generally does not require collateral for trade receivables. Notes receivable are generally collateralized by assets of the debtors. At December 31, 1997, the Company does not have any significant concentrations of credit risk.




20.  Defined Contribution Retirement Plan

The Company sponsors a defined contribution retirement plan under section 401(k) of the Internal Revenue Code. The provisions of this plan allow for voluntary employee contributions, subject to certain annual limitations, and discretionary Company contributions which are allocated to eligible participants based upon compensation. All employees are eligible after meeting certain service requirements. The Company made a discretionary contribution to this plan in 1997 of $248,000.

21.  Business and Geographic Segment Information

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 supersedes Financial Accounting Standards Board Statement No. 14, Financial Reporting for Segments of a Business Enterprise ("Statement 14"), and establishes new standards for the way that public enterprises report selected information about operating segments in annual and interim financial statements. It also established standards for related disclosures about products and services, geographical areas, and major customers. Statement 131 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has elected to adopt this statement in 1997, and accordingly, the disclosures for all periods have been presented, and where appropriate, restated to conform to the Statement 131 requirements.

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements






21.  Business and Geographic Segment Information (continued)

Description of Services From Which Each Reportable Segment Derives its Revenues

The Company provides lifelong educational services through three distinct operating segments. The Sylvan Learning Centers division provides personalized instructional services to students of all ages and skill levels, through its network of franchised and Company-owned learning centers located in 49 states, five Canadian provinces, Hong Kong, Guam and South Korea. The Sylvan Contract Educational Services division provides educational services and professional development to children and adults through contracts with school systems and other organizations. These services to children are delivered at over 500 schools and in the case of its professional development services for adults, at the contracting parties' facilities. The Sylvan Prometric division delivers computer-based testing for academic admissions and professional certification programs through a network of computer testing centers located throughout the world, and includes the operations of Wall Street Institute, a European-based franchisor and operator of learning centers for English language instruction that will administer certain computer-based testing programs throughout Europe and Latin America and Aspect, an international provider of intensive English language instruction to professionals worldwide through its 16 language schools in five countries.

Measurement of Segment Profit or Loss and Segment Assets

The Company evaluates performance and allocates resources based on operating income before corporate general and administrative expenses and income taxes. The accounting policies used by the reportable segments are the same as those used by the Company as described in Note 2 to the consolidated financial statements. There are no significant intercompany sales or transfers.

Factors Management Uses to Identify the Company's Reportable Segments

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



The Company's reportable segments are business units that offer distinct services. The segments are managed separately as they have different customer bases and delivery channels.





21.  Business and Geographic Segment Information (continued)

Factors Management Uses to Identify the Company's Reportable Segments
(continued)

The following table sets forth information on the Company's reportable segments:


                                                            Year Ended December 31, 1995
                                                            ----------------------------
                                                                       Contract
                                      Learning Centers           Educational Services      Sylvan Prometric
                                      ----------------           --------------------      ----------------
Revenues                                $26,063,191                  $50,429,662             $61,224,596
Depreciation and amortization               895,430                    1,584,352               5,924,570
Loss on impairment of assets                      -                            -               3,315,541
Segment profit                            7,387,957                    2,745,082               1,462,820
Segment assets                           12,863,792                   26,568,393             111,874,499


                                                            Year Ended December 31, 1996
                                                            ----------------------------
                                                                      Contract
                                      Learning Centers           Educational Services     Sylvan Prometric
                                      ----------------           --------------------     ----------------
Revenues                                $36,799,287                  $58,185,985            $122,889,069
Depreciation and amortization               945,968                    1,939,778              10,351,287
Segment profit                           11,242,406                    4,812,800              16,463,361
Segment assets                           13,967,337                   27,495,706             171,682,695


                                                            Year Ended December 31, 1997
                                                            ----------------------------
                                                                      Contract
                                      Learning Centers           Educational Services     Sylvan Prometric
                                      ----------------           --------------------     ----------------
Revenues                                $44,289,019                  $66,582,280            $187,799,987
Depreciation and amortization               672,831                    1,613,686              14,673,904
Loss on impairment of assets                      -                            -               4,000,000

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


                                                            Year Ended December 31, 1997
                                                            ----------------------------
                                                                       Contract
                                      Learning Centers           Educational Services     Sylvan Prometric
                                      ----------------           --------------------     ----------------
Unusual item - contribution
      to marketing fund                           -                            -              10,000,000
Significant non-cash charges
      (advertising)                       5,000,000                            -                       -
Segment profit                            7,580,159                   10,525,659              17,482,619
Segment assets                           21,843,781                   57,064,257             275,522,399




21.  Business and Geographic Segment Information (continued)

Factors Management Uses to Identify the Company's Reportable Segments
(continued)

The following tables reconcile the reported information on segment profit and assets to income before income taxes and total assets reported in the statements of income and balance sheets, respectively for the years ended December 31, 1995, 1996 and 1997:


                                       1995              1996             1997
                                       ----              ----             ----
Operating Profit:
Total profit for
     reportable segments          $  11,595,859    $  32,518,567    $  35,588,437
Corporate general and
     administrative expense          (6,205,480)      (8,755,406)     (22,075,863)
Other income (expense),
     net of direct costs             (1,221,705)         808,516       30,537,435
                                  -------------    -------------    -------------

Income before income taxes        $   4,168,674    $  24,571,677    $  44,050,009
                                  =============    =============    =============

Assets:

Segment assets                    $ 151,306,684    $ 213,145,738    $ 354,430,437
Cash and available for sale
     securities - Corporate          33,637,176       27,381,251       86,630,693
Deferred tax asset                    1,271,925          619,553        3,737,831
Property, plant and equipment -
     Corporate                        1,007,488        5,249,080        6,809,758

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



                                       1995              1996             1997
                                       ----              ----             ----
Investments in and advances
     to affiliates                      182,320        5,895,602       12,463,729
Other investments                       338,681       22,219,888       28,017,457
Other non-segment assets                   --          3,103,209        4,223,179
                                  -------------    -------------    -------------
Total assets                      $ 187,744,274    $ 277,614,321    $ 496,313,084
                                  =============    =============    =============




21.  Business and Geographic Segment Information (continued)

Factors Management Uses to Identify the Company's Reportable Segments
(continued)

Included in corporate general and administrative expense for the year ended December 31, 1997 was a contribution of the Company's common stock valued at $6.5 million as discussed in Note 16 to these financial statements.

Depreciation expense in the amounts of .7 million, $1.1 million and $2.3 million were charged to corporate departments during the years ended December 31, 1995, 1996 and 1997, respectively.

Enterprise-Wide Disclosures - Information on Geographic Areas

                                                              Year Ended December 31, 1995
                                                              ----------------------------
                                                        Revenues               Long-lived Assets
                                                        --------               -----------------
United States                                         $109,101,746                    $99,401,709
Foreign countries - total                               28,615,703                     10,023,796
                                                        ----------                ---------------

Consolidated total                                    $137,717,449                   $109,425,505
                                                      ============                   ============


                                                               Year Ended December 31, 1996
                                                               ----------------------------
                                                        Revenues                Long-lived Assets
                                                        --------                -----------------
United States                                         $163,440,192                   $128,537,140
Foreign countries - total                               54,434,149                     29,002,643
                                                        ----------                     ----------

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements

                                                              Year Ended December 31, 1996
                                                              ----------------------------
                                                        Revenues               Long-lived Assets
                                                        --------               -----------------
Consolidated total                                    $217,874,341                   $157,539,783
                                                      ============                   ============

21.  Business and Geographic Segment Information (continued)

Enterprise-Wide Disclosures - Information on Geographic Areas (continued)

                                                    Year Ended December 31, 1997
                                                    ----------------------------
                                                  Revenues       Long-lived Assets
                                                  --------       -----------------
United States                                   $209,996,157        $215,136,765
Foreign countries - total                         88,675,129          35,800,057
                                                ------------        ------------

Consolidated total                              $298,671,286        $250,936,822
                                                ============        ============

Revenues from individual foreign countries did not exceed 10% of consolidated revenues in any of the years presented. Long-lived assets domiciled in individual foreign countries did not exceed 10% of consolidated long-lived assets in any of the years presented. Note 19 to the financial statements contains information about major customers of the Company.

22.  Supplemental Cash Flow Information

Interest payments were $2.6 million, $1.3 million and $0.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. The 1995 amount includes imputed interest payments of $1.1 million related to the acquisition of Drake.

Income tax payments were $1.9 million, $4.2 million and $2.7 million for the years ended December 31, 1995, 1996, and 1997, respectively.

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




23.  Quarterly Financial Data (Unaudited)

                                                   Quarter ended
                                  -------------------------------------------------
                                   March 31,   June 30,  September 30, December 31,
                                     1997        1997        1997         1997
                                     ----        ----        ----         ----
                                  (Amounts in thousands, except per share data)
Operating revenues                 $ 60,821    $ 68,925    $ 71,375     $ 97,550
Operating expenses                   56,547      83,296      60,788       80,527
Loss on impairment of assets             --       4,000          --           --
                                   --------    --------    --------     --------

Operating income (loss)               4,274     (18,371)     10,587       17,023


Non-operating items, net                335      28,935         807          460
                                   --------    --------    --------     --------

Income before income taxes            4,609      10,564      11,394       17,483
Income taxes                         (1,955)     (3,917)     (3,995)      (6,559)
                                   --------    --------    --------     --------

Net income                         $  2,654    $  6,647    $  7,399     $ 10,924
                                   ========    ========    ========     ========

Net income per common share:
    Basic                          $   0.07    $   0.17    $   0.17     $   0.24
                                   ========    ========    ========     ========
    Diluted                        $   0.06    $   0.16    $   0.16     $   0.22
                                   ========    ========    ========     ========

Weighted average shares
  outstanding:
    Basic                            40,073      40,253      43,623       45,438
                                   ========    ========    ========     ========
    Diluted                          42,881      42,668      45,887       49,022
                                   ========    ========    ========     ========

                 Sylvan Learning System, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



During the second quarter of 1997, the Company recognized an impairment loss of $4.0 million, income from a termination fee of $28.5 million and recorded expense related to contributions which totaled $21.5 million. These transactions are described in Notes 14, 15 and 16, respectively.

The net effect of the above non-recurring items was an increase in pre-tax income of $3.0 million and net income of $1.9 million, or $0.04 per diluted share.




23.  Quarterly Financial Data (Unaudited) (continued)

Diluted earnings per common share for the year ended December 31, 1997 is $0.62. The total diluted earnings per common share derived from the addition of the quarterly amounts in 1997 is $0.60. This difference is caused by differences in the estimated effect of contingently issuable shares related to the acquisition of PACE in the quarterly periods as compared to the annual period.

24.  Subsequent Event

In May 1998, the Company increased the number of authorized shares of common stock from 40,000,000 shares to 90,000,000 shares and declared a 3-for-2 stock split of its common stock for stockholders of record on April 8, 1998. Accordingly, all share and per share data including stock option, warrant and earnings per share information has been restated in the supplemental consolidated financial statements to retroactively reflect the stock split.